Exhibit 10.02
Silicon Image, Inc.
Sales Incentive Plan for Vice President of Worldwide Sales
for Fiscal Year 2006
     The current Vice President of Worldwide Sales (the “VP of Worldwide Sales”) of Silicon Image, Inc. (the “Company”) will receive a cash incentive payment based on the Company’s percentage of achievement of planned revenue for the fiscal year ended December 31, 2006, as set forth in the table below.

Percent	Amount of	Percent of
Achievement of	Cash Incentive	Incentive Target
Planned Revenue	Payment	Amount
70%	$119,000	70.00%
75%	$127,500	75.00%
80%	$136,000	80.00%
85%	$144,500	85.00%
90%	$153,000	90.00%
95%	$161,500	95.00%
100%	$170,000	100.00%
105%	$206,250	121.32%
110%	$264,250	155.44%
115%	$336,750	198.09%
120%	$409,250	240.75%
125%	$481,750	283.38%
130%	$554,250	326.03%
135%	$626,750	368.68%
140%	$699,250	411.32%
145%	$771,750	453.32%
150%	$844,250	496.62%